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                                                                    EXHIBIT 23.3

                                CONSENT OF EXPERT

                  Reference is made to the Registration Statement on Form 40-F (the "Registration Statement") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

                  We hereby consent to:

                  (i) the use of and reference to our name and our reports, and the inclusion of information derived from our reports, under the heading "Summary Description of Business - Recent Developments - Oyu Tolgoi Exploration Project" in the Company's Final Short Form Prospectus dated March 25, 2002, relating to the issuance by the Company of approximately 17.5 million of its common shares;

                  (ii) the use of and reference to our name and our reports, and the inclusion of information derived from our reports, under the heading "Summary Description of Business - Recent Developments - Oyu Tolgoi Exploration Project" in the Company's Final Short Form Prospectus dated March 25, 2002, relating to the issuance by the Company of approximately 9.3 million of its common shares;

                  (iii) the use of and reference to our name and our reports under the heading "Summary Description of Business - Recent Developments - Oyu Tolgoi Gold and Copper Exploration Project - Updated Southwest Oyu Resource Estimate" in the Company's Final Short Form Prospectus dated June 6, 2002, relating to the issuance by the Company of approximately 2.5 million of its common shares;

                  (iv) the use of and reference to our name and our reports under the heading "Summary Description of the Business - Recent Developments - Oyu Tolgoi Project, Mongolia" in the Company's Final Short Form Prospectus dated January 31, 2003, relating to the issuance by the Company of 20 million of its common shares;

                  (v) the use of and reference to our name and our reports, and the inclusion of information derived from our reports, related to resource estimates for the Southwest zone of the Company's Oyu Tolgoi Project in Mongolia, as included in the Company's Letter to Shareholders dated May 8, 2002;

                  (vi) the use of and reference to our name and our reports, and the inclusion of information derived from our reports, related to resource estimates for the Southwest Oyu Discovery Zone of the Company's Oyu Tolgoi Project in Mongolia, as included in the Company's Letter to Shareholders dated May 29, 2002;

                  (vii) the use of and reference to our name and our reports, and the inclusion of information derived from our reports, related to the resource estimates for the

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Company's Oyu Tolgoi Project in Mongolia, as included in the Company's Letter to
Shareholders dated August 29, 2002;

                  (viii) the use of and reference to our name and our reports, and the inclusion of information derived from our reports, related to the resource estimates for the Company's Oyu Tolgoi Project in Mongolia, as included in the Company's Quarterly Technical Report for the three months ended June 30, 2003, as filed with the Australian Stock Exchange; and

                  (ix) the use of and reference to our name and our reports, and the inclusion of information derived from our reports, in the Second Addendum to the Technical Report dated June 5, 2002, prepared for the Company by Roscoe Postle Associates Inc. in respect of the Oyu Tolgoi Project in Mongolia;

Sincerely,

AMEC E & C SERVICES LIMITED

By: __________________________
Name:
Title:

Date: November 17, 2003